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                                                                     EXHIBIT 2.3


                           AMERADA HESS CORPORATION


732-750-6000                                         1 Hess Plaza
732-750-6745 (FAX)                                   Woodbridge, NJ 07095-0961

June 30, 1999

TransMontaigne Inc.
200 Mansell Court East
Suite 600
Roswell, Georgia 30076-4853

Dear Sir:

     In connection with the acquisition by TransMontaigne Terminaling Inc. ("TransMontaigne") of certain Southeast Pipeline terminal assets from Amerada Hess Corporation ("Hess") as more fully described in the Sale of Assets Agreement dated as of May 3, 1999 between TransMontaigne and Hess and Amendment No. 1 dated as of the date hereof (together, the "Asset Agreement") TransMontaigne and Hess have executed certain bills of sale (the "Bills of Sale") that indicate that the Inventory (as defined in the Asset Agreement) has been purchased by TransMontaigne Terminaling Inc. Notwithstanding what is set forth in the Bills of Sales and in accordance with the Asset Agreement, the purchaser of the Inventory is TransMontaigne Product Services Inc.

     If the foregoing correctly sets for the understanding between us with respect to the matters described herein, please execute the attached copy of the letter and return it to us, whereupon it will constitute a binding agreement between us.

                                            Very truly yours,

                                            AMERADA HESS CORPORATION


                                               /s/ F. Lamar Clark
                                            ------------------------
                                            By:  F. Lamar Clark
                                            Title:  Senior Vice President

Accepted and Agreed:

TRANSMONTAIGNE TERMINALING INC.


   /s/ Gregory J. Pound
----------------------------
By: Gregory J. Pound
Title: Senior Vice President